UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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CORNELL COMPANIES, INC.
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Cornell Companies, Inc.

AT THE COMPANY: Charles Seigel, Vice President, Public Policy (713) 623-0790

Cornell Companies Reports First Quarter 2010 Earnings

Houston, TX (May 6, 2010) — Cornell Companies, Inc. (NYSE: CRN) today reported results for the three months ended March 31, 2010, and provided guidance for the second quarter of 2010 and the full year.

James E. Hyman, Cornell’s chairman, president and chief executive officer, said, “Our first quarter performance again demonstrated the Company’s ability to execute against our plan and sets the stage for continued performance through 2010.  Looking ahead, our announced merger with The GEO Group, Inc. should only strengthen the ability of the combined company to deliver value to our customers, employees and shareholders.”

First-Quarter Summary (in thousands, except per share data)

	Three Months Ended
As Reported	3/31/2010	3/31/2009
Revenue from operations	$100,006	$99,710
Income from operations	12,865	15,788
Net income	3,849	5,734
Income available to shareholders	3,280	5,257
EPS — diluted	$0.22	$0.36
Diluted shares outstanding used in per share computation	14,882	14,629

First Quarter Results

Revenues grew 0.3 percent to $100.0 million for the first quarter of 2010 from $99.7 million in the 2009 period.  The increase was principally due to the activation of the Hudson Correctional Facility in the fourth quarter of 2009.  The higher revenues were partially offset by the termination of our contracts for our two small male California community correctional facilities in December 2009. Average contract occupancy levels were 87.8 percent for our residential facilities compared with 93.2 percent in the first quarter of 2009.  The increase in capacity from the activation of the Hudson Correctional Facility in the fourth quarter of 2009 and the second expansion of our D. Ray James Prison (DRJ) in April 2009, along with spare capacity at our two small California community correctional facilities, primarily accounted for this decrease in overall occupancy.

Income from operations was $12.9 million for the first quarter of 2010 as compared to $15.8 million in the first quarter of 2009.  For the first quarter of 2010 the Company reported net income of $3.8 million, as compared to net income of $5.7 million in last year’s first quarter.

MORE

For the first quarter of 2010 the Company reported income available to shareholders of $3.3 million, or $0.22 per diluted share, as compared to net income available to shareholders of $5.3 million, or $0.36 per diluted share, in last year’s first quarter.

The Company capitalized no interest in the first quarter of 2010, compared with capitalized interest of $0.7 million (or $0.03 per diluted share, after taxes) in the first quarter of 2009.

Merger Update

As previously announced on April 19, 2010, the Company and The GEO Group Inc. (NYSE: GEO) entered into a definitive merger agreement, pursuant to which GEO would acquire all of the outstanding common stock of the Company. Under the terms of the definitive agreement, stockholders of Cornell will have the option to elect to receive either (x) 1.3 shares of GEO common stock for each share of Cornell common stock or (y) an amount of cash consideration equal to the greater of (i) the fair market value of one share of GEO common stock plus $6.00 or (ii) the fair market value of 1.3 shares of GEO common stock. In order to preserve the tax-deferred treatment of the transaction, no more than 20% of the outstanding shares of Cornell common stock may be exchanged for the cash consideration. If elections are made such that the aggregate cash consideration to be received by Cornell stockholders would exceed $100 million in the aggregate, such excess amount may be paid at the election of GEO in shares of GEO common stock or in cash.  The merger is expected to close in the third quarter of 2010, subject to the approval of the issuance of GEO common stock by GEO’s shareholders, approval of the transaction by Cornell’s stockholders and federal regulatory agencies, as well as the fulfillment of other customary terms and conditions.

Earnings Outlook for Second Quarter, Full Year

For the second quarter of 2010, management expects earnings to range from $0.20 to $0.24 per share. This range includes an estimated reduction of $0.09 per share for anticipated advisory and other professional costs associated with the proposed merger transaction. It also includes a reduction of $0.03 due to a more accelerated ramp down than expected by the Georgia Department of Corrections (GADOC) of inmates in conjunction with our transition of our D. Ray James Prison to the Federal Bureau of Prisons (BOP). For the full year, management anticipates earnings of $1.21 to $1.29 per share. This range reflects the estimated reduction of $0.09 per share for anticipated merger advisory costs and the additional transition impact at our D. Ray James facility of $0.03.

For the remainder of 2010 management notes the following major operational considerations:

•                  D. Ray James Transition to BOP: The Company continues the transition of its D. Ray James Prison from the GADOC inmates currently housed there to the BOP contract effective October 1, 2010. The Company expects to spend approximately $8.0 million in capital expenditures, primarily for FF&E items and facility maintenance improvements related to the older parts of the facility to prepare D. Ray James for BOP inmates.

•                  Great Plains: The Company continues to use as its base case that the Arizona Department of Corrections will maintain their use of our Great Plains facility at their present level for the entire year. Actual results could differ materially from management’s expectations based on actual usage of the facility (which could reflect either increases or decreases). Ultimate resolution of this matter will likely depend on the timing of Arizona’s budget process and may not occur until the third quarter of 2010.

•                  All Other Facilities: In terms of occupancies, our guidance assumes that all other facilities continue with the levels previously discussed, with the exception of our two small male Community Correctional Facilities in California (totaling 622 beds of service capacity). The Company assumes these two facilities will be empty for the entire second half of 2010.

Other major operating assumptions remain the same as previously discussed in our fourth quarter 2009 earnings release.

Quarterly Webcast

Cornell’s management will host a conference call and simultaneous webcast at 2:00 p.m. Eastern time today. The webcast may be accessed through Cornell’s home page, www.cornellcompanies.com. An audio replay and podcast will be available on the Company’s Web site, or can be heard by dialing (800) 406-7325 or (303) 590-3030 and providing confirmation code 4291310. The replay will be available through Thursday, May 13, 2010 by phone and through Friday, May 6, 2011 on the Web site. This earnings release also can be found on Cornell’s Web site under “Investor Relations — Press Releases.”

Forward-Looking Statements

Statements regarding the Company’s outlook for 2010, ability to succeed, growth for 2010 and beyond, long-term demand, future earnings, completion of preparations for the BOP inmates at D. Ray James Prison, timing of the transition of the D. Ray James Prison from the GADOC inmates to the BOP contract, continued use by the Arizona Department of Corrections of our Great Plains facility, and results of operations, the anticipated benefits, and expected closing date, of the proposed merger with GEO, as well as any other statements that are not historical facts, are forward-looking statements within the meaning of applicable securities laws that involve certain risks, uncertainties and assumptions.  These include but are not limited to risks and uncertainties associated with general economic and market conditions, including the impact governmental budgets can have on our per diem rates and occupancy, Cornell’s ability to perform according to its current expectations, changes in supply and demand, actions by government agencies and other third parties, access to capital and other risks and uncertainties detailed in the Company’s most recent Form 10-K, the preliminary Joint Proxy Statement on Schedule 14A filed by Cornell with the SEC on May 5, 2010 and other filings made by us from time to time with the Securities and Exchange Commission, which are available free of charge on the SEC’s Web site at www.sec.gov.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from the statements made.  All information set forth in this release is current as of the date of this release. Cornell undertakes no duty to update any statement in light of new information or future events.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger transaction with GEO.  In connection with the proposed merger transaction, Cornell will file with the Securities and Exchange Commission (“SEC”) a Joint Proxy Statement on Schedule 14A. The preliminary Joint Proxy Statement on Schedule 14A was filed with the SEC on May 5, 2010. SHAREHOLDERS OF CORNELL ARE URGED TO READ THE JOINT PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the definitive Joint Proxy Statement on Schedule 14A and other relevant documents when they become available by contacting Investor Relations, Cornell Companies, Inc., 1700 West Loop South, Suite 1500, Houston, Texas, telephone: (888) 624-0816. In addition, documents filed with the SEC by Cornell Companies are available free of charge at the SEC’s web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Cornell in connection with the merger transaction, and their interests in the solicitation, can be found in the preliminary Joint Proxy Statement on Schedule 14A filed with the SEC on May 5, 2010.

About Cornell Companies

Cornell Companies, Inc. (www.cornellcompanies.com) is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. At March 31, 2010, the Company had 68 facilities in 15 states and the District of Columbia and a total service capacity of 21,392.

(Financial Tables Follow)

CORNELL COMPANIES, INC.

FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2010	2009

Revenues	$100,006	$99,710
Operating expenses, excluding depreciation and amortization	76,683	72,891
Depreciation and amortization	4,699	4,893
General and administrative expenses	5,759	6,138
Income from operations	12,865	15,788
Interest expense, net	6,185	5,953
Income from operations before provision for income taxes	6,680	9,835
Provision for income taxes	2,831	4,101
Net income	3,849	5,734
Non-controlling interest	569	477
Income available to Cornell Companies, Inc.	$3,280	$5,257

Earnings per share:
- Basic	$.22	$.36
- Diluted	$.22	$.36

Number of shares used in per share computation:
- Basic	14,756	14,572
- Diluted	14,882	14,629

Total service capacity	21,392	20,192
Contracted beds in operation (end of period)	17,639	16,780
Average contract occupancy (A)	87.8%	93.2%

(A)  Average contract occupancy percentages are calculated based on actual occupancy for the period as a percentage of the contracted capacity for residential facilities in operation. These percentages do not reflect the operations of non-residential community-based programs. At certain residential facilities, our contracted capacity is lower than the facility’s service capacity. Additionally, certain facilities have and are currently operating above the contracted capacity. As a result, average contract occupancy percentages can exceed 100% if the average actual occupancy exceeded contracted capacity.

Balance Sheet Data:

(in thousands)

	March 31,	December 31,
	2010	2009
Cash and cash equivalents	$18,061	$27,724
Working capital	55,293	64,575
Property and equipment, net	457,274	455,523
Total assets	643,765	650,565
Long-term debt	287,286	289,841
Total debt	300,697	303,254
Stockholders’ equity	257,665	258,738

MCF Reserve Balances:
Bond Fund Payment Account	12,317	9,813
Debt Service Reserve Fund	23,372	23,372

CORNELL COMPANIES, INC.

OPERATING STATISTICS FROM CONTINUING OPERATIONS

For the Three Months Ended March 31, 2010 and 2009

	Three Months Ended March 31,
	2010		2009
		%		%
Contracted beds in operation(1):
Adult Secure Services	14,121	80%	12,793	76%
Adult Community-based Services	2,325	13%	2,625	16%
Abraxas Youth & Family Services	1,193	7%	1,362	8%
Total	17,639	100%	16,780	100%

Number of billed mandays:
Adult Secure Services	1,057,226	68%	1,057,823	66%
Adult Community-based Services:
Residential	243,661	16%	246,866	16%
Non-residential(2)	62,221	4%	61,860	4%
Abraxas Youth & Family Services:
Residential	94,431	6%	102,096	6%
Non-residential(2)	105,097	6%	122,647	8%
Total	1,562,636	100%	1,591,292	100%

Revenues (in 000’s):
Adult Secure Services	$58,819	59%	$56,858	57%
Adult Community-based Services:
Residential	17,126	17%	16,602	17%
Non-residential	586	1%	561	1%
Abraxas Youth & Family Services:
Residential	18,381	18%	20,165	20%
Non-residential	5,094	5%	5,524	5%
Total	$100,006	100%	$99,710	100%

Average revenue per diem:
Adult Secure Services	$55.64		$53.75
Adult Community-based Services:
Residential	$70.29		$67.25
Non-residential(2)	$9.42		$9.07
Abraxas Youth & Family Services:
Residential	$194.65		$197.51
Non-residential(2)	$48.47		$45.04
Total	$64.00		$62.66

Income (loss) from Operations (in 000’s)(3):
Adult Secure Services	$13,500		$17,118
Adult Community-based Services	5,636		4,767
Abraxas Youth & Family Services	(175)		734

(1) Residential contract capacity only.

(2) Non-residential “mandays” includes a mix of day units and hourly units. Mental health facilities are reported in hours.

(3) Segment-level income from operations excludes general and administrative expenses, amortization of intangibles and corporate overhead charges that are included in consolidated income from operations.